Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199244) of Diplomat Pharmacy, Inc. of our report dated March 5, 2018, relating to the financial statements of LDI Holding Company, LLC (formerly Leehar Distributors, Inc.), which appears in this Form 8-K/A.

/s/ BDO USA, LLP
St. Louis, Missouri

March 7, 2018